                                 LOAN AGREEMENT


                                  made between


              INDUSTRIAS CITRICOLAS DE MONTEMORELOS, S.A. DE C.V.
                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.
                             AGROMARK, S.A. DE C.V.

                                  as Borrowers



                            THE UNIMARK GROUP, INC.

                                  as Guarantor



                                       and



              COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.
                              "RABOBANK NEDERLAND"

                                    as Lender

                      TABLE OF CONTENTS
                                                     Page
SECTION        HEADING

SECTION 1.     DEFINITIONS                            2

SECTION 2.     THE ADVANCE

2.01           Agreement to Lend                      12
2.02           Purpose                                12
2.03           Drawing                                12
2.04           Interest                               14
2.05           Default Interest                       14
2.06           Repayment of Loan                      15
2.07           Promissory Notes                       15
2.08           Prepayment of Loan                     16
2.09           Payments                               16
2.10           Evidential Force                       17

SECTION 3.     YIELD PROTECTION

3.1            Taxes                                  17
3.2            Compliance Costs                       18
3.3            Illegality                             19
3.4            Adversity Prepayment                   19
3.5            Currency and Place of Payment          20

SECTION 4.     FEES AND CHARGES

4.1            Arrangement Fee                        20
4.2            Commitment Fee                         20
4.3            Expenses and Stamp Duties              21

SECTION 5.     REPRESENTATIONS AND WARRANTIES

5.01           Power and Authority                    21
5.02           Authorization of Borrowing             22
5.03           Governmental Approvals                 22
5.04           Agreement Binding                      22
5.05           No Default in Other Agreements         23
5.06           Litigation                             23
5.07           Withholding and Other Taxes            23
5.08           Residence                              23
5.09           Sovereign Immunity                     24
5.10           Financial Statements                   24
5.11           Title to Properties and Assets         24
5.12           Compliance with Law                    25
5.13           Compliance with Environmental
               Requirements                           25
5.14           Material Adverse Financial
               Performance                            25

                                                     Page
5.15           Survival / Repeat of
               Representation and Warranties          25

SECTION 6.     COVENANTS OF BORROWERS

6.01           Performance of Obligations             26
6.02           Financial Statements:
               Other Reports                          26
6.03           Performance and Notice                 27
6.04           Maintenance and Continuity of
               Business/Insurance                     28
6.05           Other Obligations                      30
6.06           Taxes                                  30
6.07           Dividend Payments                      31
6.08           Compliance with Law and
               Governmental Approvals                 31
6.09           Merger, Sale of Assets                 31
6.10           Potential Event of Default             31
6.11           Further Documents                      32
6.12           Liens                                  32
6.13           Sale of Assets. Leases.                32
6.14           Other Covenants                        32

SECTION 7.     CONDITIONS OF DRAWING

7.1            Initial Conditions Precedent           33
7.2            Additional Conditions Precedent        36

SECTION 8.     FINANCIAL COVENANTS

8.1            Minimum Tangible Net Worth             37
8.2            Current Ratio                          37
8.3            Maximum Leverage                       37
8.4            Debt Service                           37

SECTION 9.     EVENTS OF DEFAULT

9.1            Events of Default                      37
9.2            Consequence of Default                 41

SECTION 10.    CHANGES IN CIRCUMSTANCES               42



SECTION 11.    MISCELLANEOUS

11.01          Term                                   44
11.02          Entire Agreement                       44
11.03          Waiver: Cumulative Rights              44
11.04          Assignment and Participation           45
11.05          Modifications                          45
11.06          Governing Law                          45

                                                     Page
11.07          Submission to Jurisdiction             45
11.08          Set-off                                46
11.09          Notices                                46
11.10          Counterparts                           47
11.11          Costs and Expenses                     47

                                    ANNEXES



          A.   Promissory Note

          B.   Draw Requests

          C.   Total Project Cost Statement

          D.   Guaranty

          E.   Permitted Liens

          F.   Form of Promise to Mortgage Agreement

                                 LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of the 29th day of May, 1997 by and among

I. Industrias Citricolas de Montemorelos, S.A. de C.V. ("Icmosa"), Grupo Industrial Santa Engracia, S.A. de C.V. ("Gise") and AgroMark, S.A. de C.V. ("AgroMark"), companies incorporated in and under the laws of Mexico (as defined herein), established at Montemorelos, Nuevo Leon, Ciudad
     Victoria, Tamaulipas and Municipio Jose Azueta, Veracruz, respectively, hereinafter referred to as:"Icmosa","Gise"and"AgroMark"respectively and collectively referred to as: the "BORROWERS"

II. The UniMark Group, Inc., a company incorporated in and under the laws of the United States (as defined herein), established at Argyle, Texas, hereinafter referred to as: "GROUP"

III. Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. ("Rabobank Nederland"), a financial institution incorporated in and under the laws of The Netherlands, established at Amsterdam, The Netherlands, hereinafter referred to as: the "BANK"

WHEREAS:

- the Borrowers are engaged, among others, in the business of growing, processing, marketing and distribution of citrus and tropical fruit in Mexico;

- the Borrowers have requested the Bank to partially finance investments in plants, expansion and upgrading of facilities and agricultural operations by granting to the Borrowers a loan up to a maximum amount of USD $10,000,000;

- subject to the terms and conditions set forth below the Bank has agreed to make such a loan available to the Borrowers;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein the parties hereby agree as follows:

                                                                               2
                             SECTION 1. DEFINITIONS

The following terms will have the meanings set forth below:

1.01 "Advance" will mean an advance to the Borrowers by the Bank pursuant to section 2.03 or, where the context so requires, the amount of such advance from time to time outstanding, including the Initial Advances.

1.02 "Affiliate" will mean any intermediary, affiliate, subsidiary or agent of the Bank.

1.03 "Amended Mexican Pledge Agreement" will mean the Amended Pledge Agreement executed the date hereof between the Pledgors and the Bank, to create a pledge on all of the stock issued by the Borrowers to secure the obligations of the Borrowers under this Agreement.

1.04 "Agreement" will mean this loan agreement.

1.05 "AgroMark" will mean AgroMark, S.A. de C.V. established at Carretera Villa Azueta-Lindavista, Municipio de Jos, Azueta, Estado de Veracruz.

1.06 "AgroMark Project" will mean the AgroMark investment program to, among other, the engineering, construction, expansion and operation of the plants and agricultural operations, specified in the Total Project Cost Statement.

1.07 "Availability Period" will mean the period commencing on the signing date of this Agreement and expiring (i) on September 15, 1997 or (ii) on the date the Loan has been fully drawn, whichever date occurs earlier.

1.08 "Bank" will mean Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland", established at Amsterdam, The Netherlands.

1.09 "Business Day" will mean any day other than a Saturday, Sunday, any day on which banking institutions are permitted or required by law, executive order or governmental decree to remain closed in the City of New York or in Amsterdam and, with respect to any Interest Period or any information relating to LIBOR, any day on which dealings in United States Dollars deposits occur in the London interbank market and banks are open for business in London.

1.10 "Certificates of Non Encumbrance" will mean the certificates of non encumbrance issued by the Montemorelos Public Registry and by the Puebla Public

     Registry evidencing that the Icmosa Property and the Horticolas Property are free of any Lien, except for existing Liens identified in Annex "E" hereto.

1.11 "Commitment" will mean the commitment of the Bank to make Advances up to the maximum amount of USD$10,000,000 (as the same may be reduced pursuant to Section 2.03(f) hereof.

1.12 "Current Assets" will mean those assets which would be reflected on a balance sheet prepared in accordance with GAAP as "current assets" but excluding Intangible Assets and deferred taxes which have been classified as "current assets".

1.13 "Current Liabilities" will mean (i) all Debt due on demand or within one year from the date of determination thereof and (ii) all other items which in accordance with GAAP may be properly classified as "current liabilities", but excluding deferred tax liabilities which, although not due within one year from the date of determination thereof, may be classified as "current liabilities".

1.14 "Current Ratio" will mean the ratio of the sum of Current Assets to the sum of Current Liabilities.

1.15 "Debt" will mean at any date, (i) all indebtedness for borrowed money and all obligations to pay the deferred purchase price of fixed assets, (ii) all obligations evidenced by bonds, debentures, notes or similar investments, (iii) all obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases,
     (iv) all obligations of the Borrowers to make payments under noncompete or royalty agreements, (v) all obligations to reimburse any bank, or other Person, in respect to amounts paid under a letter of credit and (vi) all items of indebtedness or liability which in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet as of the date as of which Debt is to be determined, but excluding deferred tax liabilities which, although uncertain if and when due in the future, according to GAAP are classified as Debt.

1.16 "Debt Service Coverage Ratio" will mean for any fiscal year, the net income plus depreciation plus the deferred tax provision, plus the provision for Mexico employee profit sharing, plus other non-cash operational expenses plus net interest expenses, plus (minus) long term portion of foreign currency translation losses (gains), minus monetary gains, divided by interest expenses plus scheduled repayments of term loans.

1.17 "Debt to Tangible Net Worth Ratio" will mean the ratio of the sum of Debt to the sum of Tangible Net Worth.

1.18 "Drawing" will mean a drawdown of an Advance by the Borrowers pursuant to
     Section 2.03.

1.19 "Draw Request" will mean an irrevocable notice from the Borrowers to the Bank to provide an Advance, which notice will be in form and substance equal to Annex "B" hereto.

1.20 "Event of Default" will have the meaning set forth in Section 9 hereof.

1.21 "Final Maturity Date" will mean September 30, 1997.

1.22 "Financial Statements" will mean the balance sheet, income statement and such other supplementary statements (including the notes thereto) as may be prepared in conjunction therewith.

1.23 "Funding Losses" will mean the costs and expenses incurred by the Bank arising from or relating to (a) the payment by the Borrowers of all or any portion of the Loan prior to the due date therefore (or prior to the end of any period for which the Loan has been funded after default), or (b) the failure of the Borrowers to draw down funds which have been obtained for the Borrowers by the Bank pursuant to the terms of this Agreement, in each case including without limitation (i) any costs or fees relating to such funding transactions and (ii) any loss or charge from the prepayment of any loan obtained by the Bank to fund an Advance prior to its maturity.

1.24 "GAAP" will mean those accounting principles applied on a consistent basis generally accepted from time to time in the certified public accounting profession of the United States (including those set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or statements of the Financial Accounting Standards Board which may be applicable at the time in question); and "applied on a consistent basis" means that the accounting principles observed in the period covered by any report required under the terms of this Agreement are compatible in all material respects with those applied in any preceding period and report.

1.25 "Gise" will mean Grupo Industrial Santa Engracia, S.A. de C.V. established at Carretera Torres No. 226 Pte., Cd. Victoria, Tamaulipas, C.P. 87000, Mexico.

1.26 "Gise Project" will mean the Gise investment program to, among others, the engineering, construction, expansion and operation of the plants and agricultural operations, specified in the Total Project Cost Statement.

1.27 "Governmental Agency" will mean any ministry, directorate, department, authority, corporation, or other juridical entity of Mexico, whether autonomous or not.

1.28 "Governmental Approval" will mean any authorization, approval, consent, license or opinion of or filing for registration with any ministry, directorate, department, agency, instrumentality or other juridical entity of any jurisdiction.

1.29 "Group" will mean The UniMark Group, Inc., established at Argyle, State of Texas.

1.30 "Guaranty" will mean the guaranty substantially in the form of Annex "D" hereto, dated as of the date hereof; executed and delivered by Group, as it may be amended from time to time.

1.31 "Horticolas Power of Attorney" will mean the power of attorney to be granted by Horticolas as provided in the Horticolas Promise to Mortgage Agreement.

1.32 "Horticolas Promise to Mortgage Agreement" will mean the promise to mortgage agreement substantially in the form of Annex "F", to be executed by Horticolas and the Bank.

1.33 "Horticolas" will mean Industrias Horticolas de Montemorelos, S.A. de C.V.

1.34 "Horticolas Property" will mean a piece of land located in the city of Montemorelos, Nuevo Leon, marked with number II, of the Subdivision Plan, registered under number 65, Volume 1, Book XVII, Section I PROPERTY, dated February 20th, 1986, of "Unidad MONTEMORELOS, NUEVO LEON".

1.35 "Icmosa" will mean Industrias Citricolas de Montemorelos, S.A. de C.V. established at Carretera General Teran Km.1, C.P. 67500, Montemorelos, Nuevo Leon, Mexico.

1.36 "Icmosa Power of Attorney" will mean the power of attorney granted the date hereof by Icmosa as provided in the Icmosa Promise to Mortgage Agreement.

1.37 "Icmosa Project" will mean the Icmosa investment program to, among others, the engineering, construction, expansion and operation of the plants specified in the Total Project Cost Statement.

1.38 "Icmosa Promise to Mortgage Agreement" will mean the promise to mortgage agreement substantially in the form of Annex "F", dated as of the date hereof executed by Icmosa and the Bank.

1.39 "Icmosa Property" will mean a piece of urban land located in Montemorelos, Nuevo Leon, with a total area of 64,745.23 square meters and registered under number 437 of Volume V, Book V, Section 1 of Property in the Public Registry of Property of the city of Montemorelos, State of Nuevo Leon; and a piece of land called "Pezmatlan" located in the Pezmatlan neighborhood of Tlatlauqui, Puebla, as stated in public deed number 48,450 dated November 30th, 1995 granted before Public Notary number 17 of the city of Puebla, State of Puebla, and registered in the Public Registry of Property of the City of Tlatlauqui, State of Puebla, under Volume 46 of Book first under number 5, folio one hundred and eighty-two.

1.40 "Indebtedness" will mean in regard to any Person all indebtedness (including guarantees and other contingent obligations) with respect to borrowed money or for the deferred purchase price of property or services and all indebtedness of others secured by or benefiting from any Lien or property or revenues of such Person, whether or not a claim has arisen under such Indebtedness.

1.41 "Initial Advances" will mean the sums disbursed by the Bank to the Borrowers pursuant to Section 2.03 hereof, up to the maximum amount of USD$8,500,000.

1.42 "Intangible Assets" will mean those assets which are (i) deferred assets, other than prepaid insurance and prepaid taxes; (ii) patents, copyrights, trademarks, trade names, licenses, permits, franchises, goodwill, experimental and research and development expenses, and other similar intangibles; and (iii) unamortized debt discount and expense.

1.43 "Interest Payment Date" will mean the last day of each calendar quarter, provided, however, that if any such day is not a Business Day, the relevant Interest Payment Date will be the next succeeding Business Day, in which case interest will be calculated accordingly, unless such day would fall in the next calendar month, in which case such Business Day will be the immediately preceding Business Day and in which case interest will be calculated accordingly.

1.44 "Interest Period" will mean the period between the date a Drawing is made and September 30, 1997. Any Interest Period which would extend beyond the Final Maturity Date shall instead expire on the Final Maturity Date.

1.45 "Law" will mean any convention or treaty, law, ordinance, decree, rule, directive, regulation, judicial or arbitral decision, or any voluntary restraint, policy or guideline not having the force of law but compulsory in character, and any of the provisions of such Laws binding on or affecting the party referred to in the context in which the term is used.

1.46 "LIBOR" will mean the rate mentioned at the display of the London Interbank Offered Rates of major banks for Eurodollar Deposits designated as page "LIBO" on the Reuters Monitor Money Rates Services (or such other page as may replace the LIBO page for the purpose of displaying such London Interbank Offered Rates for Eurodollar Deposits) at or about 11.00 a.m. 2
     (two) Business Days prior to the date on which the Borrowers proposes to make the Drawing to which such rate is to be applicable, or prior to the commencement of the relevant Interest Period for a period of time equal or comparable to the Interest Period and in an amount equal or comparable to the Advance to be disbursed or outstanding during such Interest Period.

1.47 "Lien" will mean any mortgage, charge, pledge, lien, attachment, encumbrance or other security interest or any segregation of assets or revenues or other preferential arrangement (whether or not constituting a security interest and whether or not enforceable in law) with respect to any present or future assets, revenues or rights to the receipt of income of the party referred to in the context in which the term is used.

1.48 "Loan" will mean the aggregate principal amount of the Advances drawn under this Agreement, not to exceed USD$10,000,000 or the amount actually outstanding at the time referred to in the context in which the term is used.

1.49 "Loans" will mean the aggregate principal amount of the Advances or the amounts actually outstanding under this Agreement and/or any other loan agreement with the Bank.

1.50 "Loan Documents" will mean this Agreement, the Promissory Notes, the Mexican Pledge Agreement, the U.S. Pledge Agreement, the Guaranty, each Draw Request, the Icmosa Promise to Mortgage Agreement, the Horticolas Promise to Mortgage Agreement, the Mortgages, each Notary Public Notices, the Powers of Attorney and all other agreements between the Borrowers or Group, and the Bank, executed pursuant to or in connection with the transaction contemplated hereby, and all other documents specified in, required by, and executed pursuant to the terms hereof and all modifications, renewals, amendments and supplements of any of the foregoing.

1.51 "Mexico" will mean the United Mexican States.

1.52 "Montemorelos Public Registry" will mean the Public Registry of Property and Commerce located at Montemorelos, Nuevo Leon, Mexico.

1.53 "Mortgages" will mean the mortgages to be created by Icmosa and by Horticolas on the Property in accordance with the terms and conditions of the Icmosa Promise to Mortgage Agreement and of the Horticolas Promise to Mortgage Agreement, to secure the obligations of the Borrowers under this Agreement.

1.54 "Notary Public Notices" will mean the notices which the notary public mentioned in the Icmosa Promise to Mortgage Agreement and in the Horticolas Promise to Mortgage Agreement will provide to the Montemorelos Public Registry and to the Puebla Public Registry for the purposes provided in articles 2910 and 3004 of the Civil Codes of the States of Nuevo Leon and Puebla, respectively.

1.55 "Person" will mean any individual, corporation, association, limited liability corporation, trust, joint stock company, unincorporated association, joint venture, or any other entity and any Governmental Agency.

1.56 "Pledgors" will mean Group, Messrs Rafael Vaquero Bazan and Jose Maria Martinez Brohez.

1.57 "Potential Event of Default" will mean an event, known to the Borrowers or which should have been known to the Borrowers pursuant to the circumstances prevailing at the time, which, if it continued, would constitute an Event of Default, only with the giving of notice and/or lapse of time and/or the making of any determination.

1.58 "Progress Report(s)" will mean the monthly issued reports from the Borrowers, which will express the exact state of the Projects, in compliance with Section 2.03 (a).

1.59 "Projects" will mean the Gise Project, the AgroMark Project and the Icmosa Project as specified in the Total Project Cost Statement.

1.60 "Promissory Note" will mean the promissory notes signed and delivered by the Borrowers to the Bank and guaranteed "por aval" by Group evidencing the obligation of the Borrowers to pay to the Bank the principal amount of an Advance and the corresponding interest, in the form attached hereto as Annex "A" hereto.

1.61 "Property" will mean collectively the Icmosa Property and the Horticolas Property.

1.62 "Puebla Public Registry" will mean the Public Registry of Property and Commerce located at Tlatlauqui, Puebla.

1.63 "Subsidiary" will mean any corporation or other business entity of which Group or the Borrowers own or control directly or indirectly fifty percent (50%) or more of the outstanding capital stock or other ownership interest having ordinary voting power to elect directors, managers or trustees of such corporation or other business entity (whether or not capital stock or other ownership interest of any other class or classes will or might have voting power upon the occurrence of any contingency) or any corporation or other business entity otherwise controlled directly or indirectly by Group or by the Borrowers.

1.64 "Rabobank/UniMark Loan Agreements" will mean the Revolving Loan Agreements with Security Interest between the Borrowers and the Bank dated April 10th, 1997 and the Revolving Credit Agreement between UniMark Foods, Inc., Simply Fresh Fruit, Inc., UniMark International, Inc. and Group and the Bank, dated February 12, 1997.

1.65 "Tangible Net Worth" will mean the aggregate of capital and surplus of the Borrowers minus the sum of the aggregate book value of Intangible Assets as determined in accordance with GAAP.

1.66 "Total Project Cost Statement" will mean the statement of the Borrowers, in a form acceptable to the Bank, in which the Borrowers certify to the Bank that the Borrowers" estimate in USD of the total of costs necessary to complete the construction and equipping of the Gise Project, the AgroMark Project and of the Icmosa Project, which statement is attached hereto as Annex "C".

1.67 "USD", "United States Dollars" and the sign "$" will mean the lawful currency of the United States of America.

1.68 "United States" will mean the United States of America.

1.69 "U.S. Pledge Agreement" will mean the Pledge Agreement executed the date hereof between Group and the Bank, to create a pledge on all of the stock issued by UniMark Foods, Inc. to secure the obligations of the Borrowers under this Agreement and under the promissory Notes.


                             SECTION 2. THE ADVANCES

2.01      AGREEMENT TO LEND

Subject to the terms and conditions of this Agreement, the Bank hereby agrees to make the Advances available, and the Borrowers agree to take up the Advances.

2.02      PURPOSE

The Advances will be used by the Borrowers exclusively to contribute in the financing of the Projects.


2.03      DRAWING

(a) During the Availability Period and subject to the terms and conditions hereof, the Borrowers have the right to borrow Advances for amounts of USD$500,000 (FIVE HUNDRED THOUSAND DOLLARS, UNITED STATES CURRENCY) or USD$100,000 (ONE HUNDRED THOUSAND DOLLARS UNITED STATES CURRENCY) increments thereof. This right depends on (i) the progress of the Projects as stated in the Progress Reports (ii) their compliance with the Total Project Cost Statement.

(b)  A Drawing will be made provided that:

     - the Bank, not less than 4 (four) Business Days before 11.00 hours (London time) before the proposed date on which the Drawing is to be made, has received a Draw Request from the Borrowers, indicating the proposed date of Drawing and the amount of the Advance, which notice, once given, shall be irrevocable;

     - the Drawing will be limited to amounts of costs of the Projects actually incurred and paid or owing by the Borrowers to the date of such Drawing, less prior Advances made under this Agreement.

     After the Availability Period has ended, the Bank shall at no time be obliged to honor any request for disbursement under the Agreement.

(c) Unless otherwise provided herein, the Initial Advances and each subsequent Advances may be made upon the Borrowers' request provided that:

     - the Bank will have received, in form and substance satisfactory to it, the documents listed in Section 7.01 hereof at least 4 (four) Business Days prior to the requested date of Drawing;

     -    the proposed date of Drawing is a Business Day;

     - the Borrowers and Group are in compliance with covenants and Group is also in compliance with its obligations under the Guaranty;

     - the Borrowers' representations and warranties as per Section 5 hereafter are and remain true and valid; and

     -    no Event of Default has occurred.

(d) Each subsequent Advance in excess of the sum of the Initial Advances may be made upon the Borrowers" request provided that the Bank will have received, in form and substance satisfactory to it, the documents listed in Section
     7.02 hereof at least 4 (four) Business Days prior to the requested date of Drawing.

(e) An Advance will be made available to the Borrowers by transferring the amount of the Advance in accordance with the Borrowers" disbursement instructions provided in the Draw Request.

(f) The Commitment shall be automatically reduced if on or prior to June 30, 1997, the additional condition precedents provided in Section 7.02 hereof have not been fulfilled. The Commitment shall be reduced by an amount equal to the difference between the aggregate principal amount of the Initial Advances and the total Commitments.

2.04      INTEREST

(a) The Borrowers, jointly and severally, agree to pay to the Bank on each Interest Payment Date on the principal outstanding amount of each Advance during each Interest Period at an annual rate equal to LIBOR plus a margin of 3.5% per annum.

(b) Interest will accrue on the basis of a year of 360 days and the actual days elapsed.

(c) If, for whatever reason, the rate of interest of the Loan cannot be determined by reference to the Reuter's Screen LIBO Page, the Bank shall notify the Borrowers in writing forthwith and shall determinate the rate of interest of the Loan, using offered rates advised to the Bank by any two
     (2) of the banks (or by the bank) whose rate(s) was/were last quoted on the Reuter's Screen LIBO Page, or if quotations of such banks are not available, the offered rates advised to the Bank for United States Dollar deposits by any two major banks in the Amsterdam or New York Interbank Market. If the services of the Reuter Screen LIBO Page cease to be available as a result of discontinuations of such services, the Bank shall notify the Borrowers in writing forthwith and shall determinate the rate of interest of the Loan, using offered rates advised to the Bank by three (3) major banks active in the Eurodollar Interbank Market in

     London selected by the Bank after consultation with the Borrowers.

2.05      DEFAULT INTEREST

(a) If the Borrowers fail to make payment when due of any sum hereunder or under any document provided for hereunder (whether at its stated maturity, by acceleration or otherwise) the Borrowers will pay to the Bank default interest on the unpaid amount during the period from and including the date immediately following such due date to and including the date of the payment of said sum in full (after as well as before judgment) at the rate per annum (calculated on the basis of a year of 360 days and actual days elapsed) equal to the rate as defined in Section 2.04 under (a) plus a margin of 3% per annum. Such interest will be payable upon demand of the Bank.

(b) In addition to payment of the interest, referred to in paragraph 2.05 (a), the Borrowers will indemnify the Bank against any costs and losses resulting from the failure of the Borrowers to pay when due any amounts due hereunder.

2.06      REPAYMENT OF LOAN

     The Borrowers, jointly and severally, agree to repay the Bank the total amount of the Loan on the Final Maturity Date.

2.07      PROMISSORY NOTES

(a) The obligations of the Borrowers to pay to the Bank the principal amount of any Advance and the corresponding interest shall be evidenced by Promissory Notes duly signed by an authorized officer of the Borrowers in favor of the bank and guaranteed"por aval"by Group, which shall be dated the date of each Advance, shall be payable to the order of the Bank at the offices of the Bank specified in signature page hereof and shall bear interest in accordance with the terms thereof.

(b) The execution and delivery by the Borrowers of each Promissory Note shall not limit, reduce or otherwise affect the obligations of the Borrowers under this Agreement, and the rights and claims of the Bank under each Promissory Note shall not replace or supersede the rights and claims of said parties hereunder.

(c) Payment by the Borrowers of any amount owing under the Promissory Note or this Agreement shall discharge the liability of the Borrowers in respect of a corresponding amount owing under this Agreement or the Promissory Notes respectively.

(d) The Promissory Note shall not be endorsed, negotiated, assigned or transferred in whole or in part by the Bank otherwise than in connection with an assignment or transfer to such party of all or part of its rights arising from this Agreement, which assignment is authorized by the Borrowers hereby as provided in Article 299 of the General Law of Negotiable Instruments and Credit Transactions in Mexico.

(e) The creation of the Promissory Note shall in no way constitute a novation under the laws of The Netherlands of the rights and obligations of the Borrowers arising from this Agreement.

2.08      PREPAYMENT OF LOAN

(a) The Borrowers are entitled to prepay the outstanding balance of the Loan or a part of it, in an amount of at least USD$1,000,000 (ONE MILLION DOLLARS, CURRENCY OF THE UNITED STATES) or multiples thereof, at the end of an Interest Period, provided however, that the Borrowers have given the Bank 5
     (five) days prior written notice, indicating the amount of the prepayment and the proposed date on which such prepayment is to be made, which notice, once given, will be irrevocable.

(b) Any amounts prepaid are no longer available to the Borrowers. The Borrowers will reimburse the Bank the Funding Losses, if any.

2.09      PAYMENTS

(a) All sums payable to the Bank hereunder or under any other Loan Document will be payable in United States Dollars and in immediately available funds not later than 11.00 a.m., New York time, on the day in question to the Bank to its account with the Morgan Guaranty Trust Company of New York, New York, ABA number 021-000- 238, account number 658.30.747.

(b) Any payments made to the Bank hereunder or under any other Loan Document will be applied first against costs, losses, expenses and indemnities due hereunder; then against fees due; then against default interest, if any; then against interest due on the Loan; and thereafter against the principal amount of the Loan.

(c) If any date on which a payment is due hereunder or under any Loan Document would otherwise fall on a day which is not a Business Day, such due date will instead fall on the next succeeding Business Day, unless such date would fall in the next calendar month, in which case such Business Day will be the immediately preceding Business Day.

2.10      EVIDENTIAL FORCE

The accounts of the Bank shall be prima facie evidence of any amount which the Borrowers may owe from time to time to the Bank pursuant to this Agreement, except in case of manifest error.


                           SECTION 3. YIELD PROTECTION

3.1       TAXES

(a) All sums payable by the Borrowers hereunder or under any document or instrument provided for hereunder, whether of principal, interest, fees, expenses or otherwise, will be paid in full and without set-off or counterclaim, free of any deductions or withholdings. In the event that the Borrowers are prohibited by Law from making such payments free of such deductions or withholdings, the Borrowers will pay such additional amounts to the Bank as may be necessary to ensure that the actual amount received by the Bank after all deductions or withholdings (and after payment of such additional amounts) will equal the amount that would have been received by the Bank if no deduction or withholding were required.

(b) The Borrowers will promptly pay directly to the appropriate taxing authority any and all present and future taxes, levies, imposts, deductions, stamp or other duties, filing and other fees or charges and all liabilities of the Bank or any Affiliate with respect thereto imposed by Law or by any taxing authority on or with regard to any aspect of the transactions contemplated by this Agreement or any other Loan Document or the execution and delivery of this Agreement or any other Loan Document, except taxes imposed on the overall net income of the Bank by the jurisdiction of its incorporation.

     The Borrowers will hold the Bank and its respective Affiliates harmless from any liability with respect to the delay or failure by the Borrowers to pay any such taxes or charges and will reimburse each of them upon demand for any such taxes or charges paid by any of them in connection herewith, whether or not such taxes will be correctly or legally asserted or otherwise contested or contestable, together with any interest, penalties and expenses asserted in connection therewith.

(c) Should the Borrowers pay any tax or charge as provided herein or make any deductions or withholdings from amounts paid hereunder or under any document or instrument provided for hereunder, the Borrowers will promptly forward to the Bank official receipts or other evidence acceptable to the Bank establishing payment of such amounts.

(d) Should the Borrowers be required under this Section 3.01 to pay, or to reimburse the Bank for any tax or charge by virtue of any change after the date hereof in any applicable Law, then the Borrowers may prepay the amount outstanding under the Loan at any time within 5 (five) days after notice of such change to the Borrowers subject to giving not less than ten Business Days' irrevocable notice to the Bank.

(e) The Borrowers will furnish the Bank with the receipts for the withholding taxes paid with regard to the Loan, if any.

3.2       COMPLIANCE COSTS

In the event that under any Law imposed, instituted, amended or given a new interpretation after the date of this Agreement, the Bank incurs costs for maintaining any reserves or special deposits against its Advance or any other costs in connection with this Agreement of complying with such Law, it will promptly notify the Borrowers thereof and the Borrowers will pay on demand to the Bank the amount of such costs, in the currency in which such costs were incurred. The Borrowers may prepay the amount outstanding under the Loan within 5 (five) days after notice of such new costs to the Borrowers subject to giving not less than ten Business Days' irrevocable notice to the Bank.

3.3       ILLEGALITY

(a) In the event that it will become unlawful for the Bank to make Advances or to maintain Advances, then the Commitment will forthwith terminate and the Borrowers will prepay the amount outstanding under the Loan as provided in
     Section 3.04. Upon the occurrence of any such event, the Bank will promptly notify the Borrowers thereof and will furnish the Borrowers with certified evidence as to such unlawfulness. The termination of the Commitment will be effective and the outstanding amount will be due and payable upon the giving of such notice to the Borrowers.

(b) The Borrowers will hold the Bank harmless from any liability with respect to any penalty accrued against it due to such unlawfulness and will reimburse the Bank upon demand for any such penalty paid by the Bank to the relevant authorities in connection herewith together with any interest and expenses asserted in connection therewith.

3.4       ADVERSITY PREPAYMENT

If the Borrowers exercise their right to prepay the amount outstanding under the Loan pursuant to Section 3.01 or 3.02, or if the Borrowers will be required to prepay the Loan pursuant to Section 3.03, the Borrowers will pay such amounts, together with interest accrued thereon to and including the date of prepayment and together with costs and losses (including without limitation any Funding Losses) of the Bank resulting from such prepayment. Any such prepayment will not relieve the Borrowers from paying all other amounts payable under this Section 3.

3.5       CURRENCY AND PLACE OF PAYMENT

This is an international loan transaction in which the specification of USD and payment in USD are of the essence, and except as expressly provided herein USD will be the currency of account and of payment in all events. The payment obligations under this Agreement and other Loan Document will not be discharged by an amount paid in any currency other than the currency specified or in another place, whether pursuant to a judgment or otherwise.

In the event that any payment, whether pursuant to a judgment or otherwise, will be made in a currency other than USD or in a place other than in New York, such amount will be promptly converted to USD (or such other specified currency) and transferred to New York under normal banking procedures. In the event that such payment does not satisfy the obligations of the Borrowers under this Agreement and each document provided for hereunder, the Bank will be entitled to immediate payment of, and will have a separate cause of action for, the USD (or such other specified currency) deficiency in respect of the payments due. In the event that the transfer and/or conversion of such payment results in receipt by the Bank of an amount in excess of all amounts then due from the Borrowers hereunder the Bank will refund the amount of such excess to the Borrowers.


                           SECTION 4. FEES AND CHARGES

4.1       ARRANGEMENT FEE

The Borrowers will pay the Bank an arrangement fee in an amount equal to 1% (one percent) over the Commitment, of which fee, 50% (fifty percent) has been paid by the Borrowers on acceptance by the Borrowers of the commitment letter dated May 12, 1997.

4.2       COMMITMENT FEE

During the Availability Period, the Borrowers, jointly and severally, shall pay the Bank a commitment fee of 0.5% (half of one percent) per annum over the average undisbursed amount of the Commitment, which will be due and payable quarterly, commencing to accrue on the date of signing of this Agreement.

4.3       EXPENSES AND STAMP DUTIES

(a) The Borrowers, jointly and severally, will pay or, as the case may be, reimburse the Bank promptly upon demand for its respective costs and expenses (including, without limitation, legal fees) incurred in connection with (i) the negotiation, preparation and execution of any waiver, consent or amendment required hereunder, (ii) the determination whether there has occurred an Event of Default or, (iii) the administration and enforcement of this Agreement from and after the occurrence of such an Event of Default. Such fees and expenses will be paid or reimbursed whether or not they arise during the term of this Agreement or whether or not the Bank gives notice of such Event of Default or demands acceleration of the Loan or takes other action to enforce the provisions of this Agreement or any document provided for hereunder.

(b) The Borrowers, jointly and severally, will pay any stamp or documentary taxes or any similar duties or levies imposed in connection with the execution, delivery, registration, performance or enforcement of this Agreement or any other Loan Document.


                    SECTION 5. REPRESENTATIONS AND WARRANTIES

The Borrowers and Group, jointly and severally, represent, warrant and covenant to the Bank as follows:

5.01      POWER AND AUTHORITY

The Borrowers are companies incorporated and existing under the laws of Mexico. Group is a company incorporated and existing under the laws of the United States. The Borrowers and Group have full power and authority to enter into this Agreement and other obligations provided for in this Agreement and all other Loan Document, to execute and deliver this Agreement and all other Loan Documents, and to perform its obligations hereunder and thereunder.

5.02      AUTHORIZATION OF BORROWING

The Borrowers and Group have taken all necessary action to authorize the execution and delivery of this Agreement, the Promissory Notes and all other Loan Document to be executed by the Borrowers and by Group to authorize the performance and observance of the terms and conditions hereof and thereof.

5.03      GOVERNMENTAL APPROVALS

Any necessary governmental approvals required for the Borrowers with respect to the Projects, this Agreement, the Promissory Notes or any other Loan Document provided for hereunder or any payment to be made hereunder or thereunder or for the performance or enforceability hereof or thereof have been obtained.

5.04      AGREEMENT BINDING

This Agreement, the Promissory Notes and the other Loan Documents constitute, when executed and delivered will constitute legal, valid and binding obligations of the Borrowers and of Group enforceable in accordance with their respective terms and will constitute direct obligations of the Borrowers and of Group.

The execution, delivery and performance of this Agreement, the Promissory Notes and the other Loan Documents to be executed by the Borrowers and Group hereunder and the payment by the Borrowers of all amounts due on the dates and in the currency provided for herein and therein (a) do not and will not violate or contravene any provision of Law, (b) will not conflict with the "Estatutos Sociales" of the Borrowers or with the Articles of Incorporation and By-laws of the Group, (c) do not and will not conflict with or result in the breach of any provision of, or in the imposition of any Lien under, any agreement to which the Borrowers or Group or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, and (d) do not and will not constitute an Event of Default under any such agreement.


5.05      NO DEFAULT IN OTHER AGREEMENTS

The Borrowers and Group are not in default (a) in respect of any Indebtedness or
(b) in respect of any obligation which might affect the validity or enforceability of this Agreement or any other Loan Document or (c) under any agreement, obligation or duty to which it is a party or by which it or any of its properties or assets is bound, which default might have a material adverse effect on its financial position or results of operations or its ability to perform its obligations under this Agreement or any other Loan Document.

5.06      LITIGATION

There are no pending or threatened legal actions or arbitration or other proceedings which may materially adversely affect the financial condition of the Borrowers or Group or the validity, effectiveness or enforceability of this Agreement or any other Loan Document.

5.07      WITHHOLDING AND OTHER TAXES

Other than the currently applicable "retencion del impuesto sobre la renta" there is no withholding, income or other tax or charge of Mexico or any political subdivision or taxing authority thereof or therein or of any taxing authority, federation or association of which Mexico is member, applicable to any payment to be made by the Borrowers pursuant to the terms of this Agreement or any other Loan Document provided for hereunder or to be imposed on or by virtue of the execution, delivery, performance or enforcement of this Agreement or any other Loan Document.

5.08      RESIDENCE

The Bank is not or will not be deemed, for taxation or other purposes, to be resident or domiciled, to have established a place of business or to be carrying on any business in Mexico by reason only of the execution, delivery, performance or enforcement of this Agreement or any other Loan Document.



5.09      SOVEREIGN IMMUNITY

The execution, delivery, performance and observance of this Agreement and any other Loan Document to be executed by the Borrowers hereunder constitute private and commercial acts and no governmental or public acts and neither the Borrowers nor any of their assets have any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, from set-off or counterclaim, from attachment or from execution or any other legal process in respect of any of their obligations under or relating to this Agreement or any other Loan Document, and to the extent they have or may have any such immunity the consent contained in Section 11.06 hereof is effective and irrevocably binding on them and their successors and assigns.

5.10      FINANCIAL STATEMENTS

The audited consolidated Financial Statements of the Borrowers and Group for the period ending 1996 which have been delivered to the Bank are complete and correct and present the consolidated financial position and the results of operations of the Borrowers and Group at the date thereof and for the period then ended in conformity with GAAP, consistently applied. There are no liabilities (whether direct or indirect, fixed or contingent) of the Borrowers or Group or any of its Subsidiaries as of the dates of such Financial Statements that are not reflected therein except as heretofore disclosed in writing to the Bank. Since the date of such Financial Statements there has been no material adverse change in the consolidated financial position or operations of the Borrowers or Group or any of its Subsidiaries.

5.11      TITLE TO PROPERTIES AND ASSETS

The Borrowers and Group have good and marketable title to all the properties and assets of which ownership is reflected in the audited balance sheet contained in the Financial Statements referred to in Section 5.10, except for properties or assets that have been disposed of in the ordinary course of business. All such properties and assets are insured against such risks and in such amounts as are customary for businesses of a like nature in the jurisdiction in which such properties and assets are located.

5.12      COMPLIANCE WITH LAW

The Borrowers and Group are conducting their business and operations in compliance with all applicable Laws and are qualified or registered to do business in every jurisdiction where such qualification or registration is necessary. The Borrowers and Group have paid all taxes due in respect of the ownership of its properties and assets or the conduct of its operations except to the extent that the payment of such taxes is being contested in good faith, adequate reserves having been provided for the payment thereof.

5.13      COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS

The Borrowers and Group will take all necessary actions to obtain and maintain all authorizations, approvals and consents of and/or registrations with all governmental and regulatory authorities in Mexico or any political subdivision thereof as shall be necessary or appropriate under the laws of Mexico in connection with all environmental requirements, in any material aspect, in connection with the business the Borrowers and Group are engaged in and especially the development and operation of the Projects.

5.14      MATERIAL ADVERSE FINANCIAL PERFORMANCE

The Borrowers and Group are not aware of any circumstances which may materially adversely affect the financial condition of the Borrowers or Group or the validity, effectiveness or enforceability of this Agreement or any other Loan Document.

5.15      SURVIVAL / REPEAT OF REPRESENTATION AND WARRANTIES

The representations and warranties set out in this Section 5 will survive the execution of this Agreement and will be deemed to be repeated at the time of each Drawing and on each Interest Payment Date.

                        SECTION 6. COVENANTS OF BORROWERS

In addition to the other undertakings herein contained the Borrowers and Group, jointly and severally, hereby covenants with the Bank that during the term of this Agreement, the Borrowers and Group will comply or cause compliance with each of the following obligations:

6.01      PERFORMANCE OF OBLIGATIONS

The Borrowers will punctually pay all Indebtedness and all amounts due under this Agreement and each of the other Loan Documents to be executed by the Borrowers hereunder at the times and on the dates specified herein and therein. The Borrowers will perform all of their other obligations, undertakings and covenants under this Agreement and each of the other Loan Documents.

6.02      FINANCIAL STATEMENTS: OTHER REPORTS

(a) The Borrowers and Group will maintain an accounting system to permit preparation of consolidated and consolidating Financial Statements in accordance with GAAP, and each of the Financial Statements described below shall be prepared from such system and records.

(b) As soon as available but not later than 45 (forty five) days after the end of each calendar quarter, the Borrowers and Group will deliver to the Bank the unaudited Financial Statements of the Borrowers and Group and consolidating balance sheet and income statement of the Borrowers and Group with regard to such preceding quarter, in format prepared in accordance with GAAP, as referred to under (a) above.

(c) Not withstanding Section 6.02 (b), as soon as available but not later than 10 (ten) days after the end of the Availability Period, the Borrowers will deliver to the Bank copies of comprehensive and accurate operational and financial information with regard to the progress and performance of the Projects, in format prepared in accordance with GAAP, as referred to under
     (a) above.

(d) The Borrowers will permit the Bank and its representatives at all reasonable times to inspect their respective facilities, activities, books of account and records, and will cause its employees and accountants to give their full cooperation and assistance in connection with any such visits of inspection or any financial conferences called by the Bank. The Borrowers will also make available such further information concerning their businesses and affairs as the Bank may from time to time reasonably request.

(e) The Borrowers will not change their auditors, unless such new auditors are an independent, publicly accredited and reputable international auditors, satisfactory to the Bank.

(f) The Borrowers will not change its accounting principles, unless legally prescribed, in which event the consequences of such change with regard to the annual results and/or the balance sheet of the Borrowers will be, to the satisfaction of the Bank, explained.

(g) At the same time as each Financial Statement described in paragraph (b) of this section is delivered, a certificate signed by the chief financial officer of the Borrowers and Group stating that a review of the consolidated activities of the Borrowers and Group for such period has been made under the supervision of such officer and that the Borrowers and Group have fulfilled every obligation herein and is not in Default hereunder or, if the Borrowers or Group are in Default, a description of the nature, duration, and status of such Default. Also, the certificate shall set forth the calculations in reasonable detail establishing compliance with the covenants contained in Section Eight hereof.

6.03      PERFORMANCE AND NOTICE

Borrowers and Group will promptly give notice to the Bank of (a) any substantial dispute between Group or any of its Subsidiaries and between Group and/or the Borrowers and any Governmental Agency with respect to taxes or any other matter;
(b) any change in taxes, levies, stamp or other duties, filing or other fees, imposed by withholding or otherwise, applicable to any aspect of the transactions contemplated by this Agreement; (c) the occurrence of any Event of Default; (d) any circumstances which would materially affect the fulfillment by the Borrowers or by Group of their obligations hereunder or under the Guaranty.

6.04      MAINTENANCE AND CONTINUITY OF BUSINESS/INSURANCE

(a) The Borrowers and Group will maintain their corporate existence in good standing and in compliance, in every material aspect, with all applicable Laws and regulations, will maintain and will cause its Subsidiaries to maintain their respective corporate rights, privileges and franchises, and will conduct and will cause its Subsidiaries to conduct their respective business substantially as such businesses are now conducted and in compliance with all applicable Laws.

(b) The Borrowers will maintain their properties and assets in good repair, working order and condition, with insurance coverage of such properties of assets and insurance against operational risks and liabilities and all other calamities with coverage and in amounts as are customary for businesses of a like nature in the jurisdiction in which such properties and assets are located or in which such businesses are conducted, but in any event in amounts that exceed the Loan.

(c) The relevant policy or policies as meant in Section 6.04 (b) shall have to be satisfactory to the Bank. Icmosa and Horticolas shall endorse these policies in an amount at least equal to the outstanding balance of the Loan with a clause noting the Bank's interest under this Agreement, a loss payee clause in favor of the Bank, a notice of cancellation clause in favor of the Bank and an acknowledgment that the Property will be subject to a Lien as provided in the Mortgages in favor of the Bank for all legal effects including, without limitation articles 109 and 110 of the Law Regarding Insurance Contracts of Mexico (Ley sobre el Contrato de Seguro). The Bank is hereby irrevocably authorized by Icmosa and by Horticolas to have these clauses inserted on the insurance policies. At the discretion of the Bank, the proceeds from such policies will be applied to prepay the Loan or deposited in an escrow account with the Bank for the purpose of rebuilding, restoring or replacement of the Property.

(d)  The Borrowers shall furnish the Bank with:

     -    certified copies of the policies as mentioned in Section 6.04 (c);

     - evidence of payment of current insurance-premiums within 10 (ten) days of their becoming due and payable;

     - a certificate from the Borrowers' insurance or insurance brokers, indicating the properties insured, the amounts and risks covered, the names of the beneficiaries, the names of the insurers and any special features of the insurance policies in effect on the date of the relevant certificate, such certificate to be furnished only once per calendar year (or, in case of any substantial amendment with respect to any of the aforementioned items, an additional certificate to be furnished within 15 (fifteen) days after the occurrence of such amendment).

(e) Should the Borrowers fail to keep their properties, rights or other interest insured as aforesaid, the Bank may at the Borrowers' expense effect or renew such insurance which the Bank considers to be in accordance with good management practice.

(f) The Borrowers can not enter into any transactions with any Person, other than on ordinary commercial terms and on an arm's length basis; or enter into any agreement whereby the Borrowers' income is shared with any Person which is not a related party; or enter into transactions whereby the Borrowers might receive less than the ordinary commercial price for any goods sold or services rendered or might pay more than the ordinary commercial price for any goods purchased or services procured.

6.05      OTHER OBLIGATIONS

(a) The Borrowers will not guarantee the Indebtedness of third parties or provide "avales", Liens or other sureties for the obligations of third parties, except in relation to its normal course of business.

(b) So long as any part of the Loan remains unpaid, the Borrowers will not, without the prior written approval from the Bank, incur additional indebtedness, on a consolidated basis, in excess of USD$1,500,000 or the countervalue thereof in other currency, except for trade accounts payable and other accrued liabilities in the normal course of business or indebtedness incurred for financial of seasonal purchase of raw materials.

(c) Apart from the implementation of the Projects, with capital expenditures as specified in the Total Project Cost Statement, so long as any part of the Loan remains unpaid, the Borrowers, on a consolidated basis, will not, without the prior written approval from the Bank, make capital expenditures in excess of USD$1,500,000 or the countervalue thereof in other currency, unless such investments are financed through additional equity contributions.

6.06      TAXES

The Borrowers and Group will pay and discharge all their taxes and governmental charges, including without limitation any taxes or governmental charges assessed against any of their properties or assets, prior to the date after which penalties attach for failure to pay, except to the extent that such taxes and governmental charges are being contested in good faith, adequate reserves having been set aside for the payment thereof. The Borrowers and Group will make timely filings of all tax returns and governmental reports required to be filed or submitted under any applicable Laws. The Borrowers will furnish the Bank the receipts and evidence of the compliance and payment of mandatory deposit requirements, if any, established by Central Bank of Mexico, the stamp tax and the withholding taxes paid with regard to the Loan.

6.07      DIVIDEND PAYMENTS

The Borrowers and Group will pay no dividend, and will not make any other distribution of cash or of other assets to its shareholders or affiliates, in whatever form, in excess of USD$1,000,000 or in excess of 30% of the annual net profit on a consolidated basis, which ever is less, or if, after such payment of dividend, (i) the Borrowers are in default to pay any Indebtedness towards any creditor at its stated maturity or within any applicable period of grace, (ii) the covenants of Section 8 of this Agreement are not met and maintained.

6.08      COMPLIANCE WITH LAW AND GOVERNMENTAL APPROVALS

The Borrowers will do and cause to be done all things necessary to comply with all applicable Law and will obtain all Governmental Approvals which may at any time be required with respect to the obligations of the Borrowers under this Agreement or any document provided for hereunder or any amendment or supplement hereto or thereto and will take all necessary and appropriate action to ensure the continuance of all Governmental Approvals so obtained to the extent necessary for the performance by the Borrowers of such obligations.

6.09      MERGER, SALE OF ASSETS

Neither the Borrowers nor Group, nor any of their Subsidiaries will, without the prior written consent of the Bank, merge with any other corporation, in any way, or purchase or otherwise acquire all or substantially all of the properties and assets of any other corporation, partnership or sole proprietorship or sell, lease, transfer or otherwise dispose of any non-current asset with a total bookvalue exceeding USD $750,000 on a consolidated basis.

6.10      POTENTIAL EVENT OF DEFAULT

The Borrowers and Group will promptly notify the Bank of the occurrence of an Event of Default or a Potential Event of Default, and provide the Bank with full details of any steps which it is taking, or is considering taking, in order to remedy or mitigate the effect of the Event of Default or otherwise in connection therewith but without limitation to the provisions of Section 9 hereof.

6.11      FURTHER DOCUMENTS

The Borrowers and Group will execute all such other documents and instruments and do all such others acts and things as the Bank may reasonably require to carry out the transactions contemplated herein or in any other Loan Document required to be delivered.

6.12      LIENS

The Borrowers will not create or permit to exist any Lien with respect to any of their properties except for existing Liens identified on Annex "E" hereto and renewals and extensions thereof permitted by the Bank (ii) Liens for taxes, assessments or similar charges incurred in the ordinary course of business.

6.13      SALE OF ASSETS. LEASES.

(a) The Borrowers will not convey, sell, lease, or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all or a substantial part of its property or assets or any part of its property or assets essential to the conduct of its business as presently conducted. The Borrowers will not enter into any lease agreement (other than leases considered as Debt) in excess of an aggregate amount equal at any time to USD$200,000 per year.

(b) The Borrowers will not convey, sell, lease, or otherwise dispose of any other assets except for sales of such assets in the ordinary course of business for a fair and adequate consideration.

6.14      OTHER COVENANTS

(a) The Borrowers will not redeem, amortize or purchase any of its outstanding shares nor reduce its share capital or refund any part thereof.

(b) The Borrowers will do and cause to be done all things necessary to comply with all applicable local and World Bank environmental guidelines. The Borrowers will promptly give notice to the Bank of any substantial change in the compliance with such guidelines, which change shall be cured within a period of 90 (ninety) days.

                        SECTION 7. CONDITIONS OF DRAWING

7.1       INITIAL CONDITIONS PRECEDENT

The obligation of the Bank to make available the Initial Advances is subject to the fulfillment, as determined by the Bank, of the following conditions precedent on or prior to the date hereof (except as otherwise indicated below) and the continued fulfillment of such conditions on the date of each Drawing:

a)   AUTHORIZATIONS. The Bank will have received:

     i a copy, certified by an appropriate officer of the Borrowers to be true and correct and in full force and effect, of any provision of Law and any Governmental Approval relating to the authority of the Borrowers to enter into this Agreement, the Promissory Notes and all other Loan Document to be executed by the Borrowers hereunder and to incur the Indebtedness to be created hereunder and under any Loan Document to be executed by the Borrowers;

      ii such evidence as is valid under the laws of Mexico to verify the authority of the person(s) signing this Agreement and the Promissory Notes, the Guaranty and any other Loan Document legally to bind the Borrowers and Group and the authority of each person who will sign the other statements, reports, certificates and documents called for by the terms of this Agreement and will otherwise act under this Agreement or any other Loan Document, for and on behalf of the Borrowers and of Group;

     iii the specimen signature of each person named pursuant to Section 7.01(a) (ii), certified by an appropriate official of the Borrowers and of Group to be a true specimen thereof; and

(b) DRAW REQUEST. The Bank will have received from the Borrowers in connection with each Initial Advance a Draw Request, duly executed by the Borrowers.

(c) MORTGAGE. The Bank will have received from Icmosa the Icmosa Promise to Mortgage Agreement duly executed by it.

(d) PLEDGE AGREEMENT. The Bank will have received the Amended Mexican Pledge Agreement and the U.S. Pledge Agreement duly executed by the Pledgors and by Group.

(e) OPINION. The Bank will have received the favorable opinion of the legal counsel to Group addressed to the Bank and dated the date of the Agreement.

(f) PROMISSORY NOTE. The Bank shall have received in connection with each Initial Advance the relevant Promissory Note.

(g) POWERS OF ATTORNEY. The Bank will have received a copy of the notarized instrument evidencing the Icmosa Power of Attorney.

(h) POTENTIAL EVENT OF DEFAULT. The Bank will have received a written confirmation by the Borrowers that no Event of Default nor Potential Event of Default has occurred and is continuing.

(i) AUTHORIZATIONS. The Bank will have received a written confirmation by the Borrowers that, to the best of their knowledge, the Projects qualify for all authorizations, approvals and consents and/or registrations with all governmental and regulatory authorities in Mexico of any political subdivision thereof as shall be necessary or appropriate under the laws of Mexico.

(j) GUARANTY. The Bank will have received from Group the Guaranty duly executed in favor of the Bank in form and substance satisfactory to the Bank.

(k) NOTICE TO PUBLIC REGISTRY. The Bank will have received copy of the Notary Public Notice, as provided in the Icmosa Promise to Mortgage Agreement duly filed for recordation before the Montemorelos Public Registry and the Puebla Public Registry.

(l) CERTIFICATE OF NON ENCUMBRANCE. The Bank will have received copy of the Certificates of Non Encumbrance related with the Icmosa Property and the Horticolas Property.

(m) FINANCIAL STATEMENTS. The Bank will have received copy of the Financial Statements referred to in Section 5.10 of this Agreement.

(n) FURTHER CONDITIONS PRECEDENT. Upon each Drawing by the Borrowers of the Loan, the Borrowers will be deemed to represent and warrant to the Bank that:

     -    as of the date of the Drawing no Event of Default has occurred;

     - all the representations and warranties of the Borrower contained in this Agreement are true and correct as of the date of the Drawing;

     - all the covenants of the Borrowers set forth in this Agreement will have been fully met and performed to the extent required as of the date of the Drawing;

     - all of the conditions of the Drawing required under this Section 7 have been met as of the date of the Drawing and all documents delivered to the date of the Drawing as conditions precedent will continue to be in full force and effect.

7.2       ADDITIONAL CONDITIONS PRECEDENT

The Bank will not be obligated to make any subsequent Advance (other than the Initial Advances) until the following additional conditions precedent have been satisfied prior to June 30, 1997, and as of the date of making the corresponding subsequent Advance (other than any Initial Advance) and after giving effect thereto:

(a) AUTHORIZATIONS. The Bank will have received certified copy of the public deed which will protocolize the minutes of the General Shareholders Meeting of Horticolas authorizing (i) the amendment of the "Estatutos Sociales"of Horticolas, in order to provide in its corporate purpose that the company may guaranty obligation of third parties, (ii) the execution of the Horticolas Promise to Mortgage Agreement and the corresponding Mortgage, and (iii) the granting of the Horticolas Power of Attorney.

(b) MORTGAGE. The Bank will have received from Horticolas the Horticolas Promise to Mortgage Agreement duly executed by it. (c) Powers of Attorney. The Bank will have received a copy of the notarized instrument evidencing the Horticolas Power of Attorney.

(d) NOTICE TO PUBLIC REGISTRY. The Bank will have received copy of the Notary Public Notices, as provided in the Horticolas Promise to Mortgage Agreement, duly filed for recordation before the Montemorelos Public Registry.

(e) CERTIFICATE OF NON ENCUMBRANCE. The Bank will have received copy of the Certificate of Non Encumbrance related with the Horticolas Property.

(f) PROMISSORY NOTE. The Bank shall have received in connection with each subsequent Advance the relevant Promissory Note.

(g) DRAW REQUEST. The Bank will have received from the Borrowers a Draw Request, duly executed by the Borrowers.

(h)  FURTHER CONDITIONS PRECEDENT. All the conditions precedent provided in
     Section 7.01 paragraph (o), have been satisfied.


                         SECTION 8. FINANCIAL COVENANTS

So long as any Commitment is outstanding, any part of the Loan remains unpaid, or any contingent part of the Loan continues to exist, or until the Bank agrees to the contrary and the Borrowers receive prior written consent to the contrary from the Bank, the Borrowers and Group will comply or cause compliance with each of the following covenants, each of which shall be tested at fiscal year-end using the audited consolidated Financial Statements required to be delivered hereby:

8.1       MINIMUM TANGIBLE NET WORTH

Group and its Subsidiaries will maintain a Minimum Tangible Net Worth on a consolidated basis of at least $34,000,000.

8.2       CURRENT RATIO

Group and its Subsidiaries will maintain a Current Ratio on a consolidated basis of at least of 1.5

8.3       MAXIMUM LEVERAGE

Group and its Subsidiaries on a consolidated basis, will maintain a Debt to Tangible Net Worth Ratio which shall not exceed 1.0

8.4       DEBT SERVICE

The Group and its Subsidiaries on a consolidated basis will maintain a Debt Service Coverage Ratio, of at least 1.5


                          SECTION 9. EVENTS OF DEFAULT

9.1       EVENTS OF DEFAULT

Each of the following events and occurrences will constitute an Event of Default under this Agreement:

(a) The Borrowers fails to pay any principal of the Loan or any interest on the Loan or any other amount payable under this Agreement and such failure is not remediable or, if remediable, continues unremedied and such failure for a period of 2
      (two) days after notice from the Bank to the Borrowers with respect thereto.

(b) Any representation or warranty made or deemed to be made by the Borrowers herein will have been incorrect or misleading in any material respect when made or confirmed, or any certificate or opinion furnished under this Agreement proves to have been false or misleading as of its date in any material respect.

(c) The Borrowers fail to perform or violate any provision of this Agreement (other than a default or violation referred to elsewhere in this Section
      9) and such failure or violation is not remediable or, if remediable, continues unremedied for a period of 30 (thirty) days after notice from the Bank to the Borrowers with respect thereto.

(d) Any other Indebtedness in excess of USD$500,000 (FIVE HUNDRED THOUSAND DOLLARS, UNITED STATES CURRENCY) of the Borrowers/Group and/or Subsidiaries, towards any creditor will not be paid at its stated maturity or within any applicable period of grace, whichever is later, or by reason of its default which will have continued for more than any applicable period of grace, will become due or be declared due prior to its stated maturity and remains unremedied for a period of 30 days thereafter.

(e) Any registration, license, authorization, consent or approval necessary in relation to the purchase, development and operation of Borrowers' land and facilities in Montemorelos, Nuevo Leon, and Ciudad Victoria,
      Tamaulipas and in Jose Azueta, Veracruz and/or to enable the Borrowers to comply with its obligations hereunder is revoked, withdrawn, modified or withheld or will otherwise fail to remain in force and effect.

(f) The Borrowers or Group changes, or threatens to change, ceases or threatens to cease business as presently conducted other than in the normal course of business or if the assets comprising the cease to be used in the normal operation of the Borrowers, without the prior written consent of the Bank;

(g) The Borrowers or Group will be unable, or admit in writing its inability to pay its debts as they mature, make an assignment for the benefit of creditors, or commit any act of bankruptcy, or any encumbrance takes possession or any order relating to dissolution, liquidation, bankruptcy or insolvency or for the appointment of a liquidator or receiver or juridical administrator or trustee or the levy of any execution will be passed, commenced or made with respect to it or any of its assets.

(h) A distress or execution or writ of seizure and sale or attachment is levied upon or issued against any of the property or assets of a certain substantial amount of the Borrowers or Group which is not discharged within 30 days thereof.

(i) This Agreement, the Promissory Notes and/or the Guaranty, or any other Loan Document, or any provision thereof is or becomes or is claimed to be, for any reason, invalid or unenforceable or at any time it is unlawful or impossible for the Borrowers or for Group to perform any of their obligations hereunder or under the Guaranty or it is unlawful or impossible for the Bank to exercise any of its rights hereunder or thereunder.

(j) Group fails - for any reason - to duly perform any of its obligations hereunder and under the Guaranty.

(k) Any arbitration award, judgment or decree for money damages or for a fine or penalty is entered against the Borrowers or by the Borrowers, which in the sole opinion of the Bank may or will substantially affect the Bank's rights under this Agreement.

(l) Any competent Governmental Agency takes (i) any action to condemn, seize, requisition or otherwise appropriate any substantial portion of the properties or assets of the Borrowers or any of their Subsidiaries (either with or without payment of compensation) or (ii) any action which, in the opinion of the Bank, adversely affects the Borrowers' ability to pay its Indebtedness hereunder.

(m) Mexico or any competent authority thereof declares any moratorium on the payment of Indebtedness by it, by any Government Agency or by any juridical entity domiciled or resident in Mexico; Mexico commence negotiations generally with its creditors with a view to a general readjustment or rescheduling of its Indebtedness; Mexico cease to be a member in good standing of the International Monetary Fund fully eligible to purchase USD and other currencies in exchange for the currency of such country or such country ceases to be a member of the International Bank of Reconstruction and

      Development; the international monetary reserves of Mexico become subject to any Lien; or such country segregates all or a portion of its foreign exchange assets or earnings for the benefit of any creditor or class of creditors, only to the extent that such situation affects the Borrowers' capacity to meet their debt obligations under the Loan.

(n) The Borrowers' amount of its authorized share capital is decreased without the Bank's prior written approval.

(o) All or any of the Borrowers'/Group's properties or rights are nationalized or expropriated.

(p) If, without the prior written approval of the Bank, the shareholdings' structure of the Borrowers have been changed or a change has occurred in the ownership of the Borrowers or in the controlling ownership of the shareholders of the Borrowers or in the controlling ownership of their major Subsidiaries.

(q) The Bank is of the reasonable and justifiable opinion that any of its claims or rights under this Agreement, and/or the Guaranty and/or any other Loan Document is in jeopardy. Group and/or UniMark Foods, Inc.Group and/or UniMark Foods, Inc. (r) The Mortgages on the Property are not created within the term and in the form as provided in the Icmosa Promise to Mortgage Agreement and on the Horticolas Promise to Mortgage Agreement.

(s) Any Lien against the Property or any other property of the Borrowers is filed or attached and is not discharged, or suitable bond is not made to prevent the enforcement thereof to the Bank"s satisfaction.

(t) The Borrowers shall fail to deliver to the Bank within 5 (five) Business Days of the date hereof, notarized, certified copy of the notice to the Montemorelos Public Registry, duly signed by an authorized officer of Union de Credito Allende, S.A. de C.V. Organizacion Auxiliar de
      Credito requesting the cancellation of the Lien on the Horticolas Property and the Icmosa Property located in Montemorelos registered in favor of Union de Credito Allende, S.A. de C.V. Organizacion Auxiliar de
      Credito.

(u) The occurrence of a Default or Event of Default (as defined in each of the Rabobank/UniMark Loan Agreements) under any instrument or document evidencing, securing or guaranteeing a debt owed by the Borrowers and/or Group and/or UniMark Foods, Inc. to the Bank.

9.2  CONSEQUENCE OF DEFAULT

If an Event of Default will occur and be continuing the Bank will:

(a) by written notice to the Borrowers declare the entire Loan together with accrued interest, costs and losses (including without limitation any Funding Losses) of the Bank resulting from such Event of Default and any other sum payable hereunder or under any document provided for hereunder to be immediately due and payable and the Loan will thereupon become due and payable without presentment, demand, protest or notice of any kind, other than the notice specifically required by this Section, all of which are expressly waived by the Borrowers; or

(b) by written notice to the Borrowers terminate any undrawn portion of the Commitment, such termination to be effective upon the giving of such notice; or

(c) by written notice to the Borrowers take the actions specified in both (a) and (b) of this Section 9.02.

No waiver of any Event of Default will constitute a waiver of any other or any succeeding Event of Default except to the extent provided in such waiver.


                      SECTION 10. CHANGES IN CIRCUMSTANCES

(a) If the Bank shall determine that by reason of circumstances affecting generally the London Interbank Market and the alternative Interbank Markets in Amsterdam and New York, adequate and reasonable means do not or will not exist for ascertaining the interest rate applicable to any Interest Period, the Bank shall give written notice to the Borrowers of such determination (hereinafter called the "Determination Notice").

      In such event the obligation of the Bank under this Agreement shall forthwith cease until further notice by the Bank. The Bank and the Borrowers shall, after giving by the Bank of the Determination Notice, negotiate in good faith in order to agree upon a mutually satisfactory interest rate and interest period to be substituted for those which would otherwise have applied pursuant to this Agreement.

      If the Bank and the Borrowers are unable to agree upon such substitute interest rate and interest period within a period of 30 (thirty) days from the date of the Determination Notice, the Bank shall promptly and reasonably set a substitute interest rate and interest period, all to take effect from the commencement of the Interest Period in respect of which the Bank gave the Determination Notice, which rate shall be the aggregate of the margin indicated in Section 2.4 (a) plus the Bank's cost of funding the Loan during the interest period so set. In the event that the state of affairs referred to above in this Section shall extend beyond the end of any Interest Period so agreed or set, the foregoing procedure shall be repeated as often as may be necessary. The Borrowers shall pay to the Bank interest on the Loan at the interest rate so agreed or set. The Borrowers shall be at liberty at any time after the Bank shall have set an interest rate as aforesaid and such interest rate continues to be applicable, subject to its giving to the Bank of not less than 30 (thirty) Business Days' prior written notice, to prepay to the Bank, at the Borrowers' option, the whole or part of the Loan at the expiration of such notice and otherwise in accordance with and subject to the provisions of Section 10
      (c).

(b) If the Bank shall determine that by reason of circumstances affecting generally the London Interbank Market and the alternative Interbank Markets in Amsterdam and New York, the Bank is unable to obtain deposits of United States Dollars in any of such markets in sufficient amount for any Interest Period, the Bank shall give written notice to the Borrowers of such determination. In such event the obligations of the Bank under this Agreement shall forthwith cease until further written notice by the Bank and the Borrowers shall prepay to the Bank, at the Borrowers' option the whole or part of the Loan on the next following Interest Payment Date and such prepayment shall be made in accordance with and subject to the provisions of Section 10 (c.)

      After giving of the aforesaid written notice the Bank and the Borrowers shall negotiate in good faith in order to agree terms for converting the Loan into facilities expressed in an Eurocurrency other than United States Dollars, or to agree terms for another mutually satisfactory arrangement, provided that the Bank shall be under no obligation to continue such negotiations if terms have not been agreed within 10 (ten) days after the giving of the aforesaid notice.

(c) In the case of prepayment of the Loan by the Borrowers pursuant to Sections 10 (a) or 10 (b) the Borrowers shall pay at the same time:

     (i)  all accrued interest on the Loan to be prepaid; and

     (ii) the Funding Losses and the prepayment fee as mentioned in Section 2.05
          (b) and 2.07 (b).

                            SECTION 11. MISCELLANEOUS

11.01          TERM

The term of this Agreement will commence on the date first set forth above and will end on the Final Maturity Date hereunder.

Notwithstanding the foregoing, this Agreement will remain in full force and effect until payment in full of all principal, interest and other sums payable by the Borrowers hereunder and any other document provided for hereunder. The indemnities of the Borrowers will survive the term of this Agreement and the repayment of the Loan.

11.02          ENTIRE AGREEMENT

This Agreement and the documents provided for hereunder constitute the entire obligation of the parties hereto with respect to the subject matter hereof and will supersede any prior expressions of intent or understandings with respect to this transaction. The written consent of the Bank will be required for an amendment to this Agreement or any waiver of the terms hereof.

11.03          WAIVER: CUMULATIVE RIGHTS

The failure or delay of the Bank to require performance by the Borrowers of any provision of this Agreement will not affect its right to require performance of such provision unless and until such performance has been waived by the Bank in writing in accordance with the terms hereof. Each and every right granted to the Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed to any of them, will be cumulative and may be exercised in part or in whole from time to time.



11.04          ASSIGNMENT AND PARTICIPATION

This Agreement will be binding upon and will be enforceable by the Borrowers, the Bank, their respective successors and assignees.

The Borrowers will have no right to assign its rights or obligations hereunder.

The Bank is entitled to assign all or a part of its rights and obligations hereunder without prior written notice to the Borrowers. Upon an assignment by the Bank, the Bank as used herein will be deemed to refer to such assignee to the extent of its interest thereunder and it will be entitled to the benefit of all indemnities and tax reimbursements of the Bank pursuant to this Agreement as fully as if a party hereto.

11.05          MODIFICATIONS

No modification of any provision of this Agreement, or consent to any departure from or supplement, amendment or termination of the terms hereof, the other Loan Documents or any other document, shall be effective unless such is in writing and signed by the Bank which may be given in its sole discretion, and any such waiver shall be effective only for the specific instance given.

11.06          GOVERNING LAW

This Agreement will be governed by and interpreted in accordance with the Laws of the Netherlands, except for the provisions related with the Promissory Notes which will be governed by and interpreted in accordance with the laws of New York and Mexico.

11.07          SUBMISSION TO JURISDICTION

The Borrowers and Group (except for the Guaranty) hereby irrevocably consent that any legal action or proceedings against it or any of its property with respect to this Agreement or any document provided for hereunder may be brought in courts in Mexico or courts in any jurisdiction where assets of the Borrowers may be found, or all of them, as the Bank may elect, and by execution and delivery of this

Agreement the Borrowers hereby submit to and accept with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrowers expressly waive any other jurisdiction.

11.08          SET-OFF

The Bank will have the right to set-off or to apply amounts on deposit or account with the Bank in reduction of amounts past due hereunder to the extent permitted by Law, regardless of the currency of such amounts. The Borrowers hereby authorize the Bank in the name of the Borrowers to do all such acts and to execute all such documents and instruments as may be necessary or expedient to effect any such set-off or application.

11.09          NOTICES

Unless otherwise specifically provided for herein, any notice required or permitted to be given hereunder will be in writing and will be (a) personally delivered, (b) delivered by internationally recognized courier service, or (c) transmitted by telex or cable to the parties as follows (as elected by the party giving such notice):

To the Borrowers:

INDUSTRIAS CITRICOLAS DE MONTEMORELOS, S.A. DE C.V.
Carretera General Teran Kilometro 1
Apartado 87
Montemorelos, Nuevo Leon
Mexico

To Group:

THE UNIMARK GROUP, INC.
UniMark House, P.O. Box 229
Argyle, Texas 76226
U.S.A.
for the attention of
Fax No.
       -------------------


To the Bank:

Rabobank Nederland
P.O. Box 17100

                                                                              42
3500 HG Utrecht
The Netherlands
for the attention of Mr. Gerard Mulder /APFT (UC - B43928)

Fax: (31 30) 216 19 20

with a copy of such notice to

Rabobank Nederland Representative Office:
Bosques de Alisos No. 47-B, Piso 2
Fracc. Bosques de las Lomas
CP 05120 Mexico D.F.
for the attention of Mr. Ad Gerritsen

Fax: (52 5) 261-0061

Except as otherwise specified herein, all notices and other communications will be deemed to have been duly given on (i) the date of receipt if delivered personally or by courier, (ii) the date of transmission with confirmed answerback of transmitted by telex or cable, whichever will first occur; provided that any notice to be given to one of the parties will be effective only when actually received by such party.

All notices hereunder and all documents delivered in connection with this transaction will be in the English language.

11.10          COUNTERPARTS

This Agreement may be signed in any number of counterparts. Any single counterpart or a set of counterparts signed, in either case, by all the parties hereto will constitute a full and original agreement for all purposes.

11.11          COSTS AND EXPENSES

The Borrowers shall pay all costs and expenses derived from the negotiation, execution and preparation of this Agreement, including the costs and expenses regarding its drafting, negotiation, translation, formalization and recordation in the Montemorelos Public Registry and in the Puebla Public Registry of any document or agreement established herewith. The Borrowers shall pay to the Bank any cost or expense incurred by the Bank in connection with the enforcement of this Agreement and/or any document or agreement established herewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first written above.

                                 The Borrowers




----------------------------                ----------------------------
Industrias Citricolas de                    Grupo Industrial Santa
Montemorelos, S.A. de C.V.                  Engracia, S.A. de C.V:
By:                                         By
   -------------------------                   -------------------------
Title:                                      Title:
      ----------------------                       ---------------------



                         ------------------------------
                             AgroMark, S.A. de C.V.
                            By:
                               ----------------------
                            Title:
                                  -------------------


                       Group                        The Bank



          ----------------------------     ----------------------------
          The UniMark Group, Inc.          Cooperatieve Centrale
                                           Raiffeisen-Boerenleenbank
                                           B.A. ("Rabobank Nederland")
          By:                              By:
             -------------------------        -------------------------
          Title:                           Title:
                ----------------------           ----------------------